FAX (303) 623-4258
621 SEVENTEENTH STREET	SUITE 1550	DENVER, COLORADO 80293	TELEPHONE (303) 623-9147

Exhibit No. 23.1

CONSENT OF INDEPENDENT PETROLEUM-ENGINEERS

As independent petroleum and natural gas consultants, we hereby consent to the reference of our name in the Report on Form 10-K for the years ending December 31, 2007 and December 31, 2006 of Rockies Region Limited Partnership (the "Partnership"). We have no interest of a substantial or material nature in the Partnership, or in any affiliate. We have not been employed on a contingent basis, and we are not connected with the Partnership, or any affiliate as a promoter, underwriter, voting trustee, director, officer, employee or affiliate.

/s/ RYDER SCOTT COMPANY, L P
RYDER SCOTT COMPANY, L P

Denver, Colorado
March 31, 2009

1100 LOUISIANA, SUITE 3800	HOUSTON, TEXAS 77002-5218	TEL (713)651-9191	FAX (713) 651-0849
1100, 530-8TH STREET, S.W.	CALGARY, ALBERTA T2P 2W2	TEL (403)262-2799	FAX (403) 262-2790